PROSPECTUS SUPPLEMENT
(To Prospectus Dated June 3, 2003)

$150,000,000

GATX Financial Corporation

6% Senior Notes due 2008

          The notes will bear interest at the rate of 6% per year. Interest on the notes is payable on May 19 and November 19 of each year, beginning on May 19, 2004. The notes will mature on November 19, 2008. We may redeem some or all of the notes at any time prior to maturity at a redemption price described under the caption “Description of Notes — Optional Redemption.”

      The notes will be senior obligations of our company and will rank equally with all of our other unsecured senior indebtedness.

       Investing in the notes involves risks. See “Risk Factors” beginning on page S-3.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total

Public Offering Price	99.647%	$149,470,500
Underwriting Discount	0.600%	$900,000
Proceeds to GATX Financial (before expenses)	99.047%	$148,570,500

      Interest on the notes will accrue from November 19, 2003 to date of delivery.

      The underwriter expects to deliver the notes to purchasers on or about November 19, 2003.

Citigroup

November 14, 2003

RISK FACTORS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF NOTES
CONCERNING THE TRUSTEE
UNDERWRITING
LEGAL OPINIONS

ABOUT THIS PROSPECTUS
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
GATX FINANCIAL
RISK FACTORS
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
DESCRIPTION OF DEBT SECURITIES
CONCERNING THE TRUSTEE
PLAN OF DISTRIBUTION
LEGAL OPINIONS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the notes in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

      Unless the context indicates otherwise, the words “GATX Financial,” “we,” “our,” “ours” and “us” refer to GATX Financial Corporation and its consolidated subsidiaries.

RISK FACTORS

      An investment in the notes involves a number of risks. You should consider carefully the following information about these risks, together with the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before buying the notes. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. We cannot assure you that any of the events discussed in the risk factors below will not occur. If they do, our business, financial condition or results of operations could be materially and adversely affected. In such case, the trading price of our securities could decline, and you might lose all or part of your investment.

United States and world economic and political conditions, including acts or threats of terrorism and/or war, could adversely affect our business.

      National and international political developments, instability and uncertainties could result in continued economic weakness in the United States and in international markets. These uncertainties include ongoing military activity in Iraq, threatened hostilities with other countries, political unrest and instability around the world, and continuing threats of terrorist attacks. Any actual armed hostilities, and any future terrorist attacks in the United States or abroad, could also have an adverse impact on the U.S. economy, global financial markets and our business. The effects may include, among other things, a permanent decrease in demand for air travel, consolidation and/or additional bankruptcies in the airline industry, lower utilization of new and existing aircraft, lower aircraft rental rates, impairment of air portfolio assets and fewer available partners for joint ventures. Depending upon the severity, scope and duration of these effects, the impact on our financial position, results of operations, and cash flows could be material.

We may not be able to secure adequate financing to fund our operations or contractual commitments.

      We are dependent in part upon unsecured and secured debt to fund our operations and contractual commitments. A number of factors could cause us to incur increased borrowing costs and to have greater difficultly accessing public and private markets for both secured and unsecured debt. In addition, based on our current credit ratings, our access to the commercial paper market and uncommitted money market lines is inconsistent and cannot be relied upon. It is possible that in the long term, our other sources of funds, including available cash, bank facilities, cash flow from operations and portfolio proceeds, may not provide adequate liquidity to fund our operations and contractual commitments.

Competition could result in decreased investment income.

      We are subject to competition in our aircraft, rail and technology leasing markets. In many cases, the competitors are larger entities that have greater financial resources, higher credit ratings and access to lower cost capital than we do. These factors permit many competitors to provide financing at lower rates than we can.

Our core businesses depend upon our customers leasing assets.

      Our core businesses depend upon our customers continuing to lease rather than purchase assets. There are a number of items that factor into a customer’s decision to lease or purchase assets, such as tax considerations, balance sheet considerations, and operational flexibility. We have no control over these external considerations and changes in these factors could negatively impact demand for our leasing products.

We cannot predict whether inflation will continue to have a positive impact on our financial results.

      Inflation in railcar rental rates as well as inflation in residual values for air and rail equipment have historically benefited our financial results. Positive effects of inflation are unpredictable as to timing and duration, depending on market conditions and economic factors.

Our assets may become obsolete.

      Our core assets may be subject to functional or economic obsolescence, especially in our technology leasing portfolio. Although we believe we are adept at managing obsolescence risk, there is no guarantee that changes in various market fundamentals will not cause unexpected asset obsolescence in the future.

Our allowance for possible losses may be inadequate to protect against losses.

      Our allowance for possible losses may be inadequate if unexpected adverse changes in the economy exceed the expectation of management, or if discrete events adversely affect specific customers, industries or markets. If the allowance for possible losses is insufficient to cover losses related to reservable assets, including gross receivables, finance leases, and loans, then our financial position or results of operations could be negatively impacted.

We may incur future asset impairment charges.

      An asset impairment charge may result from the occurrence of unexpected adverse changes that impact our estimates of expected cash flows generated for our long term assets. We regularly review long term assets for impairments, in particular when events or changes in circumstances indicate the carrying value of an asset may not be recoverable. An impairment loss is recognized when the carrying amount of an asset is not recoverable and exceeds its fair value. We may be required to recognize asset impairment charges in the future as a result of the weak economic environment, challenging market conditions in the air, rail or technology markets or events related to particular customers.

We may not be able to procure insurance on a cost-effective basis in the future.

      The ability to insure our rail and aircraft assets is an important aspect of our ability to manage risk in our core businesses. There is no guarantee that such insurance will be available on a cost-effective basis in the future.

We are subject to extensive environmental regulations and our costs of remediation may be materially greater than the remediation costs we have estimated.

      We are subject to federal and state requirements for protection of the environment, including those for discharge of hazardous materials and remediation of contaminated sites. We routinely assess our environmental exposure, including obligations and commitments for remediation of contaminated sites and assessments of ranges and probabilities of recoveries from other responsible parties. Because of the regulatory complexities and risk of unidentified contaminants on our properties, the potential exists for remediation costs to be materially different from the costs we have estimated.

We have been, and may in the future be, involved in various types of litigation.

      From time to time, we have been, and in the future may be, named a defendant in litigation involving personal injury, property damage and damage to the environment arising out of incidents in which our assets have been, and may be, involved.

High energy prices could have a negative effect on the demand for our products and services.

      Energy prices, including the price of natural gas and oil, are significant cost components for many of our customers, particularly in the chemical and airline industries. Sustained high energy prices could negatively impact these industries resulting in a corresponding adverse effect on the demand for our products and services.

Our failure to comply with the regulations of federal and state agencies could negatively affect our profitability.

      Our air and rail operations are subject to the jurisdiction of a number of federal agencies, including the Department of Transportation. State agencies regulate some aspects of rail operations with respect to health and safety matters not otherwise preempted by federal law. New regulatory rulings from federal or state agencies may impact our financial results and the economic value of our assets. In addition, our failure to comply with the requirements and regulations of these agencies could negatively affect our financial results.

The market for the notes is not active.

      There is no active trading market for the notes. There can be no assurance that an active market for the notes will develop or, if one does develop, that it will be maintained. If an active market for the notes fails to develop or be sustained, the trading price of the notes could be materially adversely affected.

USE OF PROCEEDS

      The net proceeds to us from the sale of the notes offered by this prospectus supplement are estimated to be $148.4 million. We intend to use the proceeds to repay indebtedness and for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth the ratio of earnings to fixed charges of GATX Financial for each of the periods indicated.

	Nine Months
	Ended
	September 30,		Year Ended December 31,

	2003	2002	2002	2001	2000	1999	1998

Ratio of earnings to fixed charges	1.39x	1.39x	1.23x	1.06x	1.16x	1.93x	2.05x

      The ratio of earnings to fixed charges represents the number of times “fixed charges” are covered by “earnings.” “Fixed charges” consist of interest on outstanding debt and amortization of debt discount and expense, adjusted for capitalized interest and one-third (the proportion deemed representative of the interest factor) of operating lease expense. “Earnings” consist of consolidated net income before income taxes and fixed charges, less share of affiliates’ earnings, net of distributions received.

DESCRIPTION OF NOTES

      The following description of the particular terms of the notes offered by this prospectus supplement augments, and to the extent inconsistent replaces, the description of the general terms and provisions of the debt securities under “Description of Debt Securities” in the accompanying prospectus.

General

      The notes will be senior securities as described in the accompanying prospectus. We will issue the notes under an indenture dated as of November 1, 2003 (the “Indenture”) between us and JPMorgan Chase Bank, as Trustee. The Indenture does not limit the amount of additional unsecured indebtedness ranking equally and ratably with the notes that we may incur. We may, from time to time, without the consent of the holders of the notes, issue notes under the Indenture in addition, and with identical terms, to the $150 million aggregate principal amount of the notes offered by this prospectus supplement. The statements in this prospectus supplement concerning the notes and the Indenture are not complete and you should refer to the provisions in the Indenture which are controlling. Whenever we refer to provisions of the Indenture, those provisions are incorporated in this prospectus supplement by reference as a part of the statements we are making, and the statements are qualified in their entirety by these references.

Maturity

      The notes will mature on November 19, 2008.

Interest

      The notes will bear interest at the rate of 6% per year. Interest will accrue from November 19, 2003 or from the most recent date to which interest has been paid or provided for. We will pay interest on May 19 and November 19 of each year to the person in whose name the note is registered at the close of business on the preceding May 1 or November 1, except that the interest payable on the maturity date, or, if applicable, upon redemption, will be payable to the person to whom the principal on the note is payable. We will make the first payment on May 19, 2004.

      Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. Payments of interest and principal will be made in United States dollars.

Ranking

      The notes will be senior obligations of our company and will rank equally with all of our other unsecured senior indebtedness.

Denominations

      The authorized denominations of the notes will be $1,000 or any amount in excess of $1,000 which is an integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charges that may be imposed in connection with the transaction.

Optional Redemption

      The notes will be redeemable in whole or in part at any time and from time to time, at our option, at a redemption price equal to the greater of

•	100% of the principal amount of the notes to be redeemed or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 45 basis points, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

      “Adjusted Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

      “Business Day” means any day other than a Saturday or Sunday and other than a day on which banking institutions in Chicago, Illinois, or New York, New York, are authorized or obligated by law or executive order to close.

      “Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

      “Comparable Treasury Price” means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations for that redemption date.

      “Quotation Agent” means one of the Reference Treasury Dealers appointed by us.

      “Reference Treasury Dealer” means each of Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. and their respective successors; provided, however, that if any of the foregoing or their successors shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute for it another nationally recognized investment bank that is a Primary Treasury Dealer.

      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

      We will mail notice of a redemption to holders of notes by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. If fewer than all of the notes are to be redeemed, the trustee will select, not more than 60 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes not previously called by such method as the trustee deems fair and appropriate.

Discharge, Defeasance and Covenant Defeasance

      The notes are not subject to defeasance or covenant defeasance.

Registration, Transfer and Exchange

      We appointed the trustee as securities registrar for the purpose of registering the notes and transfers and exchanges of the notes and, subject to the terms of the Indenture, the notes may be presented for registration of transfer and exchange at the offices of the trustee.

Book-Entry; Delivery and Form

Global Notes

      We will issue each note in fully registered form without coupons and each note will be represented by a global note (a “Global Note”) registered in the name of a nominee of the depositary. Except as set forth in this prospectus supplement, notes will be issuable only in global form. Upon issuance, all notes will be represented by one or more fully registered Global Notes. Each Global Note will be deposited with, or on behalf of, the depositary and registered in the name of the depositary or its nominee. Your beneficial interest in a note will be shown on, and transfers of beneficial interests will be effected only through, records maintained by the depositary or its participants. Payments of principal of, premium, if any, and interest, if any, on, notes represented by a Global Note will be made by us or our paying agent to the depositary or its nominee. The Depository Trust Company (“DTC”) will be the initial depositary.

The Depositary

      DTC will be the initial depositary with respect to the notes. DTC has advised us and the underwriter that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Securities and Exchange Act of 1934, as amended. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates.

      DTC’s participants include securities brokers and dealers (including the underwriter), banks, trust companies, clearing corporations and certain other organizations, some of whom, and/or their representatives, own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by DTC only through participants. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

Ownership of Global Notes

      When we issue the notes represented by a Global Note, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the principal amounts of the notes represented by the Global Note beneficially owned by the participants. The accounts to be credited will be designated by the underwriter of those notes. Ownership of beneficial interests in a Global Note will be limited to participants or persons that hold interests through participants. Ownership of beneficial interests in notes represented by a Global Note will be limited to participants or persons that hold interests through participants. Ownership of beneficial interests in notes represented by a Global Note or Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary, or by participants in the depositary or persons that may hold interests through participants. The laws of some states require that purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair your ability to transfer beneficial interests in a Global Note.

      So long as the depositary for a Global Note, or its nominee, is the registered owner of the Global Note, the depositary or its nominee will be considered the sole owner or holder of the notes represented by a Global Note for all purposes under the Indenture. Except as provided below, you, as the owner of beneficial interests in notes represented by a Global Note or Global Notes (a) will not be entitled to register the notes represented by a Global Note in your name, (b) will not receive or be entitled to receive physical delivery of notes in definitive form and (c) will not be considered the owner or holder of the notes under the Indenture.

      Accordingly, you must rely on the procedures of the depositary or on the procedures of the participant through which you own your interest, to exercise any rights of a holder under the Indenture or a Global Note. We understand that under existing policy of the depositary and industry practices, if (a) we request any action of holders, or (b) you desire to give notice or take action which a holder is entitled to under the Indenture or a Global Note, the depositary would authorize the participants holding the beneficial interests to give the notice or take the action.

      If you are a beneficial owner that is not a participant, you must rely on the contractual arrangements you have directly, or indirectly through your financial intermediary, with a participant to give notice or take action.

      To facilitate subsequent transfers, all Global Notes deposited by participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of Global Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the book-entry notes; DTC’s records reflect only the identity of the direct participants to whose accounts the book-entry notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Neither DTC nor Cede & Co. will consent or vote with respect to book-entry notes. Under its usual procedures, DTC will mail an “Omnibus Proxy” to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the book-entry notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

      A beneficial owner shall give notice to elect to have its book-entry notes purchased or tendered, through its participant, to the paying agent, and shall effect delivery of such book-entry notes by causing the direct participant to transfer the participant’s interest in the book-entry notes, on the depositary’s records, to the paying agent. The requirement for physical delivery of book-entry notes in connection with a demand for purchase or a mandatory purchase will be deemed satisfied when the ownership rights in the book-entry notes are transferred by a direct participant on the depositary’s records.

Payments

      We will make payments of principal of, premium, if any, and interest, if any, on, the notes represented by a Global Note through the trustee to the depositary or its nominee, as the registered owner of a Global Note. Neither we, the trustee, any paying agent or any other of our agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Note or for maintaining, supervising or reviewing any records relating to beneficial ownership interests. We expect that the depositary, upon receipt of any payments, will immediately credit the accounts of the related participants with payments in amounts proportionate to their beneficial interest in the Global Note. We also expect that payments by participants to owners of beneficial interests in a Global Note will be governed by standing customer instructions and customary practices and will be the responsibility of the participants.

Certificated Notes

      If DTC or any other designated replacement depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 calendar days, we will issue certificated notes in exchange for all the Global Notes. Also, we may at any time and in our sole discretion determine not to have the notes represented by the Global Note and, in that event, will issue certificated notes in exchange for all the Global Notes. In either instance, you, as an owner of a beneficial interest in a Global Note, will be entitled to have certificated notes equal in principal amount to the beneficial interest registered in your name and will be entitled to physical delivery of the certificated notes. The certificated notes will be registered in the name or names as the depositary shall instruct the Trustee. These instructions may be based upon directions received by the depositary from participants with respect to beneficial interests in the Global Notes. The certificated notes will be issued in denominations of $1,000 or any amount in excess of $1,000 which is an integral multiple of $1,000 and will be issued in registered form only, without coupons. No service charge will be made for any transfer or exchange of certificated notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge.

CONCERNING THE TRUSTEE

      JPMorgan Chase Bank is the trustee and the paying agent under the Indenture and is a party to existing credit agreements with us.

UNDERWRITING

      Citigroup Global Markets Inc. (“Citigroup”) is the sole underwriter for this offering. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, Citigroup has agreed to purchase, and we have agreed to sell to Citigroup, all of the notes offered by this prospectus supplement.

      The underwriting agreement provides that the obligations of Citigroup to purchase the notes included in this offering are subject to the approval of legal matters by counsel and to other conditions. Citigroup is obligated to purchase all of the notes if it purchases any of the notes.

      Citigroup proposes to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed 0.350% of the principal amount of the notes. Citigroup may allow, and dealers may reallow, a concession not to exceed 0.250% of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, Citigroup may change the public offering price and concessions.

      The following table shows the underwriting discounts and commissions that we are to pay to Citigroup in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by
GATX Financial

Per note	0.600%

      In connection with the offering, Citigroup may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by Citigroup in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

      Citigroup also may impose a penalty bid. Penalty bids permit Citigroup to reclaim a selling concession from a syndicate member when Citigroup, in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

      Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. Citigroup may conduct these transactions in the over-the-counter market or otherwise. If Citigroup commences any of these transactions, it may discontinue them at any time.

      We estimate that our total expenses for this offering (excluding underwriting commissions and discounts) will be $200,000.

      Citigroup has performed investment banking and advisory services for us and our affiliates from time to time for which it has received customary fees and expenses. Citigroup may, from time to time, engage in transactions with and perform services for us and our affiliates in the ordinary course of its business. An affiliate of Citigroup is a lender under our bank credit facilities.

      We have agreed to indemnify Citigroup against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments Citigroup may be required to make because of any of those liabilities.

LEGAL OPINIONS

      The validity of the notes offered in this prospectus supplement will be passed upon for GATX Financial by Ronald J. Ciancio, Vice President and General Counsel of GATX Corporation. Certain legal matters relating to the notes will be passed upon for the underwriter by Winston & Strawn LLP, Chicago, Illinois.

PROSPECTUS

U.S. $1,000,000,000

GATX Financial Corporation

Debt Securities

        We may offer to sell up to U.S. $1,000,000,000 of our debt securities in one or more offerings. In this prospectus, we describe generally the terms of these debt securities, which may consist of senior securities or subordinated securities. We will describe the specific terms of the debt securities that we offer in a supplement or supplements to this prospectus at the time of each offering. If any offering involves underwriters, dealers or agents, we will describe our arrangements with them in the prospectus supplement and if applicable, pricing supplements, that relate to that offering.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 3, 2003

About This Prospectus	2
Disclosure Regarding Forward-Looking Statements	2
GATX Financial	3
Risk Factors	4
Ratio of Earnings to Fixed Charges	5
Use of Proceeds	5
Description of Debt Securities	5
Concerning the Trustee	9
Plan of Distribution	10
Legal Opinions	11
Experts	11
Where You Can Find More Information	11
Documents Incorporated by Reference	11

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using the shelf registration process. Under this shelf process, the debt securities described in this prospectus may be sold in one or more offerings up to a total offering amount of $1,000,000,000. We provide information to you about these securities in three documents that progressively provide more detail:

1. This prospectus, which contains general information that may or may not apply to each offering of securities.

2. The applicable prospectus supplement, which will contain more specific information than this prospectus and may also add, update or change information contained in this prospectus. To the extent information differs from this prospectus, you should rely on the different information in the applicable prospectus supplement.

3. The pricing supplement, if applicable, will provide final details about a specific offering and the terms of the offered securities, including their price. To the extent information differs from this prospectus or the prospectus supplement, you should rely on the different information in the pricing supplement.

      You should read both this prospectus and any prospectus supplement or pricing supplement together with any additional information described under the heading “Where You Can Find More Information” below to learn more about us and the securities offered.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus, any prospectus supplement delivered with this prospectus and the documents we incorporate by reference may contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are identified by such words as “anticipate,” “believe,” “estimate,” “expects,” “intend,” “predict,” or “project” and similar expressions. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, these statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Many of these risks and uncertainties may be described with particularity in the applicable prospectus supplement or the documents incorporated by reference in this prospectus.

      We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

GATX FINANCIAL

      We are a wholly owned subsidiary of GATX Corporation (GATX). We are headquartered in Chicago, Illinois and provide our services through two operating segments: GATX Rail and Financial Services. Through these businesses, we combine asset knowledge and services, structuring expertise, partnering and risk capital to provide business solutions to customers and partners worldwide. We specialize in railcar and locomotive leasing, aircraft operating leasing, and information technology leasing.

      We invest in companies and joint ventures that complement our existing business activities. We partner with financial institutions and operating companies to improve scale in certain markets, broaden diversification within an asset class, and enter new markets.

GATX Rail

      GATX Rail (Rail) is headquartered in Chicago, Illinois and is principally engaged in leasing rail equipment, including tank cars, freight cars and locomotives. Rail provides both full service leases and net leases. Under a net lease, the lessee is responsible for maintenance, insurance and taxes. Under a full service lease, Rail maintains and services the railcars, pays ad valorem taxes, and provides other ancillary services.

      In North America, Rail typically leases new tank cars and specialty freight cars for terms of approximately five years. Renewals, or extension of existing leases, are generally for periods ranging from less than a year to ten years, with an average lease term of four years. Rail purchases most of its new railcars from a limited number of manufacturers, including Trinity Industries, Inc., American Railcar Industries, Union Tank Car Company, and Bombardier, Inc. Rail operates a network of major service centers across North America supplemented by a number of smaller service centers and a fleet of service trucks. Additionally, Rail utilizes independent third-party repair facilities.

      Rail’s primary competitors in North America are Union Tank Car Company, General Electric Railcar Services Corporation, and various financial companies. Principal competitive factors include price, service, availability and customer relationships.

      In addition to its North American fleet, Rail owns or has interests in three European fleets. In March 2001, Rail purchased Dyrekcja Eksploatacji Cystern Sp. z.o.o. (DEC), Poland’s national tank car fleet and fuel distribution company. DEC’s assets include 10,000 tank cars and a railcar maintenance network. DEC maintains three business offices and operates three service centers in Poland.

      In December 2002, Rail acquired the remaining interest in KVG Kesselwagen Vermietgesellschaft mbH, and KVG Kesselwagen Vermietgesellschaft m.b.h. (collectively KVG), a leading European railcar lessor. Prior to the December acquisition, Rail held a 49.5% interest in KVG. With the acquisition of KVG, Rail has added approximately 9,000 railcars to its wholly owned worldwide fleet. KVG has business offices in Germany and Austria and operates a service center in Germany. Rail also owns a 37.5% interest in AAE Cargo AG, a freight car lessor headquartered in Switzerland, with approximately 16,000 cars.

      Rail’s customers utilize more than 80 railcar types to ship over 650 different commodities, principally chemicals, petroleum, and food products. Rail leases railcars to over 1,000 customers, including major chemical, oil, food, agricultural and railroad companies. No single customer accounts for more than 3% of total railcar leasing revenue.

Financial Services

      Financial Services provides financing for equipment and other capital assets on a worldwide basis. These financings, which are held within Financial Services’ own portfolio and through partnerships with co-investors, are structured as leases and loans, and frequently include interests in an asset’s residual value. Financial Services also generates fee-based income through transaction structuring and portfolio management services. Fees are earned at the time a transaction is completed, an asset is remarketed, and/or on an ongoing basis in the case of portfolio management activities.

      Headquartered in San Francisco, California, Financial Services consists of four primary business units: Air, Technology, Venture Finance (Venture) and Specialty Finance (Specialty). GATX has announced its intention to sell or otherwise run off Venture and curtail investment in Specialty.

      Air primarily leases newer, narrow-body aircraft widely used by commercial airlines throughout the world. For aircraft currently on lease, the average remaining lease term is approximately four years. Air’s customer base is diverse in carrier type and geographic location. Air leases to over 60 airlines in 27 countries and no single customer exposure exceeds 10% of the net book value of the total air portfolio. Air purchases its aircraft from two manufacturers, Airbus Industrie and The Boeing Company.

      Technology provides lease financing and asset management services for information technology (IT) equipment to customers in the publishing, data processing and information services, retail, scientific, utilities, manufacturing, finance, insurance, and other industries. The equipment leased to customers includes personal computers, servers, mainframes, midrange and communication equipment. Technology purchases equipment from a number of manufacturers and is therefore not dependent on a single provider. Technology is not dependent on any single customer.

      Venture provides loan and lease financing to early-stage, venture-capital backed companies. The financing is typically secured by equipment and/or by a lien on the customer’s property, including intellectual property. Additionally, the financings typically include warrants of non-public start-up companies. Venture is not dependent on any single customer. GATX announced in December 2002 its intention to sell or otherwise run off Venture. If GATX is unable to sell Venture at an appropriate price, the portfolio is expected to substantially run off over a period of 24 months from January 1, 2003.

      Specialty acts as an investor, arranger and manager of financing services involving a variety of asset types and industries, and has an established presence in the marine business. Specialty also manages assets for third-parties. The majority of these managed assets are in markets in which the Company has a high level of expertise, such as air and rail. In addition, Specialty, through American Steamship Company, operates a fleet of self-unloading vessels on the Great Lakes. At the end of 2002, GATX announced its intention to curtail investment in Specialty.

      Financial Services primarily competes with captive leasing companies, leasing subsidiaries of commercial banks, independent leasing companies, lease brokers, investment bankers, financing arms of equipment manufacturers, and Great Lakes captive and commercial fleets. No single customer accounts for more than 3% of Financial Services’ revenues. In addition to its San Francisco home office, Financial Services has 6 domestic and 4 foreign offices.

General

      We are a Delaware corporation. Our principal offices are located at 500 West Monroe Street, Chicago, Illinois 60661-3676. Our telephone number is (312) 621-6200.

RISK FACTORS

      If the applicable prospectus supplement has a section called “Risk Factors,” you should carefully consider the specific risks set forth in that section before making an investment decision. The risks and uncertainties described in the applicable prospectus supplement are not the only ones facing GATX Financial. Additional risks and uncertainties not currently known to us or that we currently think are immaterial may also impact our business operations.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated.

	Three Months
	Ended
	March 31, 2003		Year Ended December 31,

	2003	2002	2002	2001	2000	1999	1998

Ratio of earnings to fixed charges(a)	1.06x	1.40x	1.23x	1.06x	1.16x	1.93x	2.05x

(a)	The ratio of earnings to fixed charges represents the number of times “fixed charges” are covered by “earnings”. “Fixed charges” consist of interest on outstanding debt and amortization of debt discount and expense, adjusted for capitalized interest and one-third (the proportion deemed representative of the interest factor) of operating lease expense. “Earnings” consist of consolidated income before income taxes and fixed charges and before cumulative impact of accounting change recorded in the quarter ended March 31, 2002, less share of affiliates’ earnings, net of cash dividends received.

USE OF PROCEEDS

      Unless otherwise indicated in the applicable prospectus supplement and pricing supplement, if any, we will use the net proceeds from the sale of the debt securities offered by this prospectus for general corporate purposes.

DESCRIPTION OF DEBT SECURITIES

      This section describes the general terms that will apply to any debt securities that we may offer in the future, to which a future prospectus supplement and pricing supplement, if any, may relate. At the time that we offer debt securities, we will describe in the prospectus supplement and pricing supplement, if any, that relates to that offering (1) the specific terms of the debt securities and (2) the extent to which the general terms described in this section apply to those debt securities.

      We expect to issue debt securities consisting of senior securities and subordinated securities. The senior securities are to be issued under an indenture between GATX Financial and JPMorgan Chase Bank, as trustee. A form of the indenture for the senior securities is included as an exhibit to the registration statement of which this prospectus forms a part. The subordinated securities are to be issued under a separate indenture between GATX Financial and JPMorgan Chase Bank. A form of the indenture for the subordinated securities is included as an exhibit to the registration statement to which this prospectus forms a part. In the discussion that follows, we summarize particular provisions of the indentures. Our discussion of indenture provisions is not complete. You should read the indentures for a more complete understanding of the provisions we describe.

      The aggregate principal amount of debt securities that we may issue under each of the indentures is unlimited.

General

      Debt securities offered by this prospectus will be limited to an aggregate initial public offering price of $1,000,000,000 or the equivalent amount in one or more foreign currencies or composite currencies. The indentures provide that debt securities in an unlimited amount may be issued thereunder from time to time in one or more series. The senior securities will rank equally and ratably with other senior indebtedness of GATX Financial. The subordinated securities will be subordinated and junior in right of payment to certain indebtedness of GATX Financial to the extent set forth in the applicable prospectus supplement.

      Each prospectus supplement and pricing supplement, if any, relating to a particular offering of debt securities will describe the specific terms of debt securities. Those specific terms will include the following:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	whether any of the debt securities are to be issuable initially in temporary global form and whether any of the debt securities are to be issuable in permanent global form;

•	the date or dates on which the debt securities will mature;

•	the rate or rates at which the debt securities will bear interest, if any, or the formula pursuant to which such rate or rates shall be determined, and the date or dates from which any such interest will accrue;

•	the payment dates on which interest, if any, on the debt securities will be payable, and the extent to which, or the manner in which, any interest payable on a temporary global debt security on an interest payment date will be paid;

•	any mandatory or optional sinking fund or analogous provisions;

•	each office or agency where, subject to the terms of the indenture, the principal of and any premium and interest on the debt securities will be payable and each office or agency where, subject to the terms of the indenture, the debt securities may be presented for registration of transfer or exchange;

•	the date, if any, after which and the price or prices at which the debt securities may be redeemed, in whole or in part at the option of GATX Financial or the holder of debt securities, or according to mandatory redemption provisions, and the other detailed terms and provisions of any such optional or mandatory redemption provisions;

•	the denominations in which any debt securities will be issuable, if other than denominations of $1,000;

•	any index used to determine the amount of payments of principal of and any premium and interest on the debt securities;

•	the portion of the principal amount of the debt securities, if other than the principal amount, payable upon acceleration of maturity;

•	the person who shall be the security registrar for the debt securities, if other than the trustee, the person who shall be the initial paying agent and the person who shall be the depositary;

•	the terms of subordination applicable to any series of subordinated securities; and

•	any other terms of the debt securities not inconsistent with the provisions of the indentures.

Any such prospectus supplement and pricing supplement, if any, will also describe any special provisions for the payment of additional amounts with respect to the debt securities of such series.

      Except where specifically described in the applicable prospectus supplement and pricing supplement, if any, the indentures do not contain any covenants designed to protect holders of the debt securities against a reduction in the creditworthiness of GATX Financial in the event of a highly leveraged transaction or to prohibit other transactions which may adversely affect holders of the debt securities.

      We may issue debt securities as original issue discount securities to be sold at a substantial discount below their stated principal amounts. We will describe in the relevant prospectus supplement and pricing supplement, if any, any special United States federal income tax considerations that may apply to debt securities issued at such an original issue discount. Special United States tax considerations applicable to any debt securities that are denominated in a currency other than United States dollars or that use an index to determine the amount of payments of principal of and any premium and interest on the debt securities will also be set forth in a prospectus supplement and pricing supplement, if any.

Global Securities

      According to the indentures, so long as the depositary’s nominee is the registered owner of a global security, that nominee will be considered the sole owner of the debt securities represented by the global security for all purposes. Except as provided in the relevant prospectus supplement and pricing supplement, if any, owners of beneficial interests in a global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of such series in definitive form and will not be considered the owners or holders of the debt securities under the indentures. Principal of, premium, if any, and interest on a global security will be payable in the manner described in the relevant prospectus supplement and pricing supplement, if any.

Subordination

      We may issue subordinated securities from time to time in one or more series under the subordinated indenture. Our subordinated securities will be subordinated and junior in right of payment to certain other indebtedness of GATX Financial to the extent set forth in the applicable prospectus supplement and pricing supplement, if any.

Certain Covenants of GATX Financial with Respect to Senior Securities

      In this section we describe the principal covenants that will apply to the senior securities unless otherwise indicated in the applicable prospectus supplement and pricing supplement, if any.

      Limitation on Liens. The senior securities offered hereby are not secured by mortgage, pledge or other lien. We have covenanted that neither we nor any Restricted Subsidiary (which the indenture relating to the senior securities defines as any subsidiary which is a consolidated subsidiary, in accordance with generally accepted accounting principles) will subject any of our property, tangible or intangible, real or personal, to any lien unless the senior securities are secured equally and ratably with other indebtedness thereby secured. Specifically excluded from this covenant are liens existing on the date of the indenture, as well as certain other liens, and the extension, renewal or replacement of those liens including without limitation:

(a) Liens on any property provided that the creditor has no recourse against GATX Financial or any Restricted Subsidiary except recourse to such property or proceeds of any sale or lease of such property;

(b) Liens on property existing at the time of acquisition (including acquisition through merger or consolidation) or given in connection with financing the purchase price or cost of construction or improvement of property so long as the financing is completed within 180 days of the acquisition (or 18 months in the case of rail equipment, aircraft, aircraft engines, marine equipment, transportation-related containers and certain information technology assets);

(c) Liens securing certain intercompany indebtedness;

(d) A banker’s lien or right of offset;

(e) Liens arising under the Employee Retirement Income Security Act of 1974, as amended, to secure any contingent liability of GATX Financial;

(f) Liens on sublease interests held by GATX Financial if those liens are in favor of the person leasing the property subject to the sublease to GATX Financial;

(g) Various specified governmental liens and deposits;

(h) Various other liens not incurred in connection with the borrowing of money (including purchase money indebtedness) or the obtaining of advances or credit;

(i) Liens incurred in connection with securing performance of letters of credit, bids, tenders, appeal and performance bonds not incurred in connection with the borrowing of money or obtaining of advances or payment of the deferred purchase price of property; and

(j) Other liens not permitted by any of the preceding clauses on property, provided no such lien shall be incurred pursuant to clause (j) if the aggregate amount of indebtedness secured by liens incurred pursuant to clause (j) subsequent to the date of the indenture, including the lien proposed to be incurred, would exceed 20% of Net Tangible Assets (which the indenture relating to the senior securities defines as the total assets of GATX Financial less (x) current liabilities and (y) intangible assets).

Merger and Consolidation

      Each indenture provides that we may consolidate or merge with or into any other corporation and we may sell, lease or convey all or substantially all of our assets to any corporation, organized and existing under the laws of the United States of America or any U.S. state, provided that the corporation (if other than us) formed by or resulting from any such consolidation or merger or which shall have received such assets shall assume payment of the principal of (and premium, if any), any interest on and any additional amounts payable with respect to the debt securities and the performance and observance of all of the covenants and conditions of such indenture to be performed or observed by us.

Modification and Waiver

      The indentures provide that we and the trustee may modify and amend the indentures with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by the modification or amendment, provided that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected by the modification or amendment:

•	Change the stated maturity of the principal of, or any installment of interest on or any additional amounts payable with respect to, any debt security or change the redemption price;

•	Reduce the principal amount of, or interest on, any debt security or reduce the amount of principal which could be declared due and payable prior to the stated maturity;

•	Change the place or currency of any payment of principal or interest on any debt security;

•	Impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

•	Reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required to modify or amend each indenture; or

•	Modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive any past default to less than a majority.

Except with respect to certain fundamental provisions, the holders of at least a majority in principal amount of outstanding debt securities of any series may, with respect to such series, waive past defaults under each indenture.

Events of Default, Waiver and Notice

      An event of default with respect to any debt security of any series is defined in each indenture as being:

•	Default in payment of any interest on or any additional amounts payable in respect of any debt security of that series which remains uncured for a period of 30 days;

•	Default in payment of principal (and premium, if any) on the debt securities of that series when due either at maturity, upon optional or mandatory redemption, as a sinking fund installment, by declaration or otherwise;

•	Our default in the performance or breach of any other covenant or warranty in respect of the debt securities of such series in each indenture which shall not have been remedied for a period of 90 days after notice;

•	Our bankruptcy, insolvency and reorganization; and

•	Any other event of default established for the debt securities of such series set forth in the applicable prospectus supplement and pricing supplement, if any.

Each indenture provides that the trustee may withhold notice to the holders of the debt securities of any default with respect to any series of debt securities (except in payment of principal of, or interest on, the debt securities) if the trustee considers it in the interest of the holders of the debt securities of such series to do so.

      Each indenture provides also that:

•	If an event of default due to the default in payment of principal of, or interest on, any series of debt securities, or because of our default in the performance or breach of any other covenant or agreement applicable to the debt securities of such series but not applicable to all outstanding debt securities, shall have occurred and be continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of such series then may declare the principal of all debt securities of that series, or such lesser amount as may be provided for in the debt securities of that series, and interest accrued thereon, to be due and payable immediately; and

•	If the event of default resulting from our default in the performance of any other of the covenants or agreements in each indenture applicable to all outstanding debt securities under such indenture or certain events of bankruptcy, insolvency and reorganization shall have occurred and be continuing, either the trustee or the holders of not less than 25% in principal amount of all outstanding debt securities (treated as one class) may declare the principal of all debt securities, or such lesser amount as may be provided for in such securities, and interest accrued thereon, to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of, or premium or interest on, the debt securities) by the holders of a majority in principal amount of the outstanding debt securities of such series (or of all series, as the case may be).

      The holders of a majority in principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to debt securities of such series provided that such direction shall not be in conflict with any rule of law or the applicable indenture and shall not be unduly prejudicial to the holders not taking part in such direction. We are required to furnish to the trustee under each indenture annually a statement as to performance or fulfillment of its obligations under the applicable indenture and as to any default in such performance of fulfillment.

CONCERNING THE TRUSTEE

      JPMorgan Chase Bank is the trustee under the indenture for certain of our outstanding senior debt securities, as well as certain equipment trust agreements with one of our affiliates. JPMorgan Chase Bank has, and certain of our affiliates may from time to time have, substantial banking relationships with us and certain of our affiliates, including GATX.

      The trustee under the indenture relating to the senior securities and the trustee under the indenture relating to the subordinated securities may from time to time make loans to us and perform other services for us in the normal course of business. Under the provisions of the Trust Indenture Act of 1939, as amended, upon the occurrence of a default under an indenture, if a trustee has a conflicting interest (as defined in the Trust Indenture Act), the trustee must, within 90 days, either eliminate such conflicting interest or resign. Under the provisions of the Trust Indenture Act, an indenture trustee shall be deemed to have a conflicting interest, among other things, if the trustee is a creditor of the obligor. If the trustee fails either to eliminate the conflicting interest or to resign within 10 days after the expiration of such 90-day period, the trustee is required to notify security holders to this effect and any security holder who has been a bona fide holder for at least six months may petition a court to remove the trustee and to appoint a successor trustee.

PLAN OF DISTRIBUTION

      We may sell the debt securities directly to purchasers, through agents, underwriters, or dealers, or through a combination of any of these methods of sale.

      We may distribute the debt securities from time to time in one or more transactions at:

•	fixed prices (which may be changed from time to time);

•	market prices prevailing at the time of sale;

•	prices related to the prevailing market prices; or

•	negotiated prices.

Each prospectus supplement and pricing supplement, if any, will describe the method of distribution of the debt securities offered by that prospectus supplement and pricing supplement, if any.

      We may designate agents to solicit offers to purchase the debt securities from time to time. The relevant prospectus supplement will name the agents and any commissions we pay them. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment.

      If we use any underwriters for the sale of any of the debt securities, we will enter into an underwriting agreement with them at the time of sale, and the names of the underwriters and the terms of the transaction, including commissions, discounts and other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement that those underwriters will use to resell the debt securities.

      If we use dealers for the sale of the debt securities, we will sell the debt securities to those dealers, as principal. The dealers may then resell the debt securities to the public at varying prices to be determined by them at the time of resale.

      In connection with the sale of the debt securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the debt securities for whom they may act as agents, in the form of discounts, concessions or commissions. The underwriters, dealers or agents that participate in the distribution of the debt securities may be deemed to be underwriters under the Securities Act of 1933 and any discounts or commissions received by them and any profit on the resale of the debt securities received by them may be deemed to be underwriting discounts and commissions thereunder. Any such underwriter, dealer or agent will be identified and any such compensation received from us will be described in the prospectus supplement and pricing supplement, if any. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      We may indemnify agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act, or to contribute with respect to payments they may be required to make.

      Some of the underwriters, dealers or agents and their respective affiliates may be customers of, engage in transactions with and perform services for us or our affiliates in the ordinary course of business.

LEGAL OPINIONS

      Unless otherwise stated in a prospectus supplement, Mayer, Brown, Rowe & Maw, Chicago, Illinois, will pass on the validity of the debt securities offered by this prospectus.

EXPERTS

      Our consolidated financial statements and related schedules appearing in our Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports and proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available over the internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility:

Public Reference Room

450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

      You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facility and copying charges. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the offices of the Chicago Stock Exchange at 120 South LaSalle Street, Chicago, Illinois 60603.

DOCUMENTS INCORPORATED BY REFERENCE

      The SEC allows us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document.

      We incorporate by reference in this prospectus the documents listed below, which we have previously filed with the SEC. These documents contain important information about our company and its financial condition.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002; and

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003.

      We also incorporate by reference all documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering. Our subsequent filings with the SEC will automatically update and supersede information in this prospectus.

      Statements made in this prospectus or in any document incorporated by reference in this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all material respects by such reference.

      You may request a copy of any filings referred to above, at no cost, excluding any exhibits to those filings unless the exhibit is specifically incorporated by reference in those filings, by writing or telephoning us at the following address and telephone number:

Ronald J. Ciancio
Vice President and General Counsel
GATX Corporation
500 West Monroe Street
Chicago, Illinois 60661-3676
(312) 621-6200

$150,000,000

GATX Financial Corporation

6% Senior Notes due 2008

PROSPECTUS SUPPLEMENT

November 14, 2003

Citigroup